UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 11, 2011

Seahawk Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34231	72-1269401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 2700, Houston, Texas 77046

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 369-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

The information provided pursuant to Item 1.03 of this Current Report on Form 8-K regarding the Asset Purchase Agreement (as defined below) and the DIP Credit Agreement (as defined below) is incorporated into this Item 1.01 by reference.

Item 1.03.   Bankruptcy or Receivership.

On February 11, 2011, Seahawk Drilling, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries, Seahawk Global Holdings LLC, a Delaware limited liability company, Seahawk Mexico Holdings LLC, a Delaware limited liability company, Seahawk Drilling Management LLC, a Delaware limited liability company, Seahawk Drilling LLC, a Delaware limited liability company, Seahawk Offshore Management LLC, a Delaware limited liability company, Energy Supply International LLC, a Delaware limited liability company, and Seahawk Drilling USA LLC, a Delaware limited liability company (collectively, the “Subsidiaries”, and together with the Company, the “Debtors”) each filed voluntary petitions for relief (collectively, the “Bankruptcy Case”) under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”). The Debtors will continue to operate their businesses as “debtors in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

On February 11, 2011, the Company issued a press release announcing the Bankruptcy Case. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

On February 11, 2011, the Debtors entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Hercules Offshore, Inc., a public company that provides offshore contract drilling, liftboat, and inland barge services (“Hercules”), and its newly-formed acquisition subsidiary (collectively, the “Purchasers”) pursuant to which the Debtors have agreed to sell to the Purchasers substantially all of their assets for aggregate consideration consisting of 22,321,425 shares of common stock of Hercules and $25,000,012 in cash, such consideration valued at approximately $100 million based upon the trading price of Hercules’ common stock of $3.36 per share as of January 27, 2011, plus the assumption of certain liabilities associated with the purchased assets. The Asset Purchase Agreement and the transactions contemplated in the Asset Purchase Agreement are subject to approval by the Bankruptcy Court.

The cash component of the aggregate consideration may be increased to the amount of the outstanding closing date balance of the “debtor in possession” financing and accrued interest thereon, up to a total of $45,000,000 in the aggregate, with a reduction of corresponding value in the number of shares of Hercules common stock constituting the share component of the aggregate consideration. The share component of the aggregate consideration also is subject to a customary net working capital adjustment, and may be further adjusted for casualty loss or damage to the rigs prior to closing. Either the cash or share component of the aggregate consideration, at Purchasers’ election, also shall be reduced for the reimbursable amount of continued healthcare coverages for terminated employees under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

The Debtors and the Purchasers have made customary representations, warranties and covenants in the Asset Purchase Agreement, including, among others, a covenant by the Debtors to maintain material compliance with the terms of any “debtor in possession” financing and to operate their businesses in the ordinary course pending the closing of the sale to the Purchasers, subject to orders of the Bankruptcy Court. In addition, the Company covenants not to solicit alternate acquisition proposals.

The obligations of the Debtors and the Purchasers to complete the asset purchase are subject to a number of closing conditions, including conditions relating to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the accuracy of the representations and warranties of the parties, material compliance by the parties with their obligations under the Asset Purchase Agreement, the Debtors obtaining and being in material compliance with the terms of “debtor in possession” financing, the Purchasers obtaining the consent of the requisite lenders under their existing credit facility, and the entry of a final Bankruptcy Court order approving, among other things, the Asset Purchase Agreement and transactions contemplated thereby.

The Asset Purchase Agreement may be terminated by the Purchasers under a number of circumstances, including the Debtors’ breach of the non-solicitation provision, failure to obtain certain Bankruptcy Court orders by agreed dates, and Debtors’ material breach or default under the terms of the “debtor in possession” financing.

The Debtors also may terminate the Asset Purchase Agreement upon the Purchasers’ failure to obtain the consent of the requisite lenders under their existing credit facility, and in accordance with the terms of the non-solicitation provision, if the Company pays to the Purchasers a termination fee of $3 million and reimbursable expenses and enters into a definitive agreement with respect to a superior proposal (as defined in the Asset Purchase Agreement).

The Debtors or the Purchasers also may terminate the Asset Purchase Agreement if, among other things, the closing of the transactions contemplated by the Asset Purchase Agreement shall not have occurred by August 15, 2011.

If the Debtors terminate the Asset Purchase Agreement in accordance with, among other things, the non-solicitation provision, the Debtors will be required to pay the $3 million termination fee and reimbursable expenses to the Purchasers. The Debtors have agreed to limited recovery of damages for breach by the Purchasers of the Asset Purchase Agreement.

The foregoing description of the terms of the Asset Purchase Agreement is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is filed herewith as Exhibit 2.1.

On February 11, 2011, the Company entered into a Debtor–in–Possession Credit Agreement (the “DIP Credit Agreement”) with the lenders from time to time party thereto (the “Lenders”), and D.E. Shaw Direct Capital Portfolios, L.L.C., as the administrative agent for the Lenders (the “Administrative Agent”), pursuant to which the Lenders have agreed to a super-priority revolving secured credit facility of up to $35 million that bears interest at a floating per annum rate equal to the sum of 12% plus the higher of one-month LIBOR or 3%. The Subsidiaries guarantee the Company’s obligations under the DIP Credit Agreement. The obligations under the DIP Credit Agreement are secured by substantially all of the assets of the Debtors including all of their rigs. The DIP Credit Agreement contemplates that the Company may use funds loaned thereunder for the payment of (i) the Company’s outstanding obligations under its previous credit facility with Natixis, New York Branch and (ii) working capital expenses, operating costs, administrative expenses and certain employee severance benefits pursuant to an approved budget.

The DIP Credit Agreement will mature on the earliest of (a) 180 days from the execution date of the DIP Credit Agreement, (b) 45 days after the commencement of the Bankruptcy Case if the Bankruptcy Court has not entered a final order approving the DIP Credit Agreement on or prior to such date, (c) the effective date or date of substantial consummation of a reorganization plan confirmed by the Bankruptcy Court, whichever occurs first, (d) subject to clause “(e)”, the Bankruptcy Court’s entry of an order approving the sale of any collateral or material property of the Debtors without the consent of the Administrative Agent, (e) 60 days after the commencement of the Bankruptcy Case if, by such date, the Debtors have not entered into an agreement providing for the sale of substantially all of their assets, which shall provide for the payment of all of the indebtedness under the DIP Credit Agreement, (f) 120 days after the commencement of the Bankruptcy Case if, by such date, the Debtors have not closed the sale of substantially all of their assets or equity interests, and (g) the date on which the loans under the DIP Credit Agreement shall become due and payable upon the acceleration thereof in accordance with the provisions of the DIP Credit Agreement.

The borrowings under the DIP Credit Agreement are restricted by amounts budgeted for weekly disbursements, subject to agreed budget variance amounts. The DIP Credit Agreement contains representations, warranties, mandatory prepayment events, covenants and events of default that are customary for financings of this nature, including restrictions on incurring debt, granting liens, making investments and restricted payments and disposition of properties.

The foregoing description of the terms of the DIP Credit Agreement is qualified in its entirety by reference to the DIP Credit Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided pursuant to Item 1.03 of this Current Report on Form 8-K regarding the DIP Credit Agreement is incorporated into this Item 2.03 by reference.

Item 2.04.   Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Bankruptcy Case constitutes an event of default under the Revolving Credit Agreement, dated as of August 4, 2009, among the Company, as Borrower, certain subsidiaries of the Borrower, as Guarantors, the lenders party thereto, and Natixis, New York Branch, as Administrative Agent and Issuing Bank (as amended through the date of this Current Report on Form 8-K, the “Revolving Credit Agreement”). The filing of the bankruptcy petitions described above resulted in the automatic acceleration of all amounts due under the Revolving Credit Agreement and in the termination of the lenders’ obligations to make extensions of credit pursuant to the Revolving Credit Agreement.

The ability of the creditors to seek remedies to enforce their rights under the Revolving Credit Agreement is automatically stayed as a result of the filing of the Bankruptcy Case, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

As of February 11, 2011, under the Revolving Credit Facility, the total principal amount of the outstanding obligations was approximately $17.9 million.

The filing of the Bankruptcy Case constitutes an event of default under the Tax Support Agreement (the “Tax Support Agreement”) dated as of August 4, 2009 between the Company and Pride International, Inc. (“Pride”). The Tax Support Agreement provides that the filing of the bankruptcy petitions described above resulted in the automatic termination of Pride’s obligation to provide any additional credit support instruments under the Tax Support Agreement. In addition, the Tax Support Agreement provides that the filing of such bankruptcy petitions obligates Seahawk to cash collateralize Pride’s current aggregate credit support exposure under the Tax Support Agreement. See Item 8.01 of this Form 8-K for a description of a notice of default and request for cash collateralization received from Pride and related claims. The ability of Pride to seek remedies to enforce its rights under the Tax Support Agreement is automatically stayed as a result of the filing of the Bankruptcy Case, and Pride’s rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the sale to Purchasers, the Asset Purchase Agreement, and the Company wide employee reduction that the Company anticipates will be required by the DIP Credit Agreement, the Company will be terminating certain employees and officers pursuant to a general cost-reduction initiative. This reduction will include Alejandro Cestero, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, and William G. Evans, Vice President and Chief Accounting Officer. Mr. Cestero will continue to serve in his capacity as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary through February 14, 2011 and will be terminated as an employee of the Company effective at the end of the day on February 18, 2011. Mr. Evans will continue to serve in his capacity as Vice President and Chief Accounting Officer through February 14, 2011 and will be terminated as an employee of the Company effective at the end of the day on February 18, 2011.

Also in connection with the sale to Purchasers, general Company-wide cost reduction initiatives, and in order to appropriately re-scale the size and composition of the board of directors to the Company’s future needs, each of Stephen A. Snider, Mark E. Baldwin and Richard J. Alario have informed the Company of his intention to resign as a director of the Company effective at the end of the day on February 16, 2011. Also, Randall D. Stilley will resign in his capacity as a director of the Company effective at the end of the day on February 16, 2011, but will continue to serve as the Company’s President and Chief Executive Officer. The resignations were not the result of any disagreement with the registrant. The remaining members of the Board of Directors will constitute the full Board of Directors, with Franklin Myers serving as Chairman of the Board effective at the time of Mr. Snider’s resignation.

Item 7.01.   Regulation FD Disclosure.

Court filings and claims information regarding the Bankruptcy Case as filed with the Bankruptcy Court are publicly available and may be accessed free of charge at http://www.kccllc.net/seahawk. In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the

Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01.   Other Events.

On February 9, 2011, Pride sent to the Company a notice of default and request for cash collateralization (the “Notice”) pursuant to the Tax Support Agreement. Pursuant to the Tax Support Agreement that was entered into at the time of the Company’s spin-off from Pride, Pride agreed to provide a guarantee, indemnity or other credit support in favor of the issuer of any surety bonds or other collateral issued for the account of the Company or its subsidiaries in respect of certain Mexican tax assessments made prior to the date of the spin-off. A copy of the Tax Support Agreement is attached as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (the “June 2009 10-Q”).

The Notice states that the Company has failed to pay to Pride credit support fees, which are based on the credit support provided by Pride during the fourth calendar quarter of 2010, that have become due and payable in the amount of $459,215.63. In addition, the Notice states that the Company’s failure to make a payment to Pride in the amount of $260,866.31, which amount represents reimbursement to Pride for payments that Pride made to a third party pursuant to the credit support provided by Pride under the Tax Support Agreement, as requested by Pride in a written letter dated January 6, 2011, has resulted in an event of default under the Tax Support Agreement. In the Notice, Pride also states that it terminates its obligation to provide any additional credit support instruments under the Tax Support Agreement and directs the Company to cash collateralize Pride’s current aggregate credit support exposure under the Tax Support Agreement by paying to Pride an amount in U.S. Dollars equal to 600,136,853 Mexican Pesos.

The Company believes that it has defenses to the claims set forth in the Notice and expects to contest such claims in the Bankruptcy Case. The ability of Pride to seek remedies to enforce its rights under the Tax Support Agreement is automatically stayed as a result of the filing of the Bankruptcy Case, and Pride’s rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

In addition, the Company and Pride have engaged in discussions with regard to amounts due to and from each other under the Master Separation Agreement between Pride and the Company dated August 4, 2009, a copy of which is attached as Exhibit 2.1 to the June 2009 10-Q, and the Tax Sharing Agreement, a copy of which is attached as Exhibit 10.2 to the June 2009 10-Q.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

2.1	Asset Purchase Agreement, dated February 11, 2011, by and among Seahawk Drilling, Inc., Seahawk Global Holdings LLC, Seahawk Mexico Holdings LLC, Seahawk Drilling Management LLC, Seahawk Drilling LLC, Seahawk Offshore Management LLC, Energy Supply International LLC, Seahawk Drilling USA LLC, Hercules Offshore, Inc. and SD Drilling LLC.

10.1	Debtor–in–Possession Credit Agreement, dated February 11, 2011, among Seahawk Drilling, Inc., each of the lenders from time to time party thereto, and D.E. Shaw Direct Capital Portfolios, L.L.C., as the administrative agent for the lenders.

99.1	Press Release dated February 11, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEAHAWK DRILLING, INC.

Date: February 14, 2011	By:	/S/ JAMES R. EASTER
James R. Easter
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated February 11, 2011, by and among Seahawk Drilling, Inc., Seahawk Global Holdings LLC, Seahawk Mexico Holdings LLC, Seahawk Drilling Management LLC, Seahawk Drilling LLC, Seahawk Offshore Management LLC, Energy Supply International LLC, Seahawk Drilling USA LLC, Hercules Offshore, Inc. and SD Drilling LLC

10.1	Debtor–in–Possession Credit Agreement, dated February 11, 2011, among Seahawk Drilling, Inc., each of the lenders from time to time party thereto, and D.E. Shaw Direct Capital Portfolios, L.L.C., as the administrative agent for the lenders.

99.1	Press Release dated February 11, 2011